Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)
of
Whitehall Jewellers, Inc.
Not Beneficially Owned By
Prentice Capital Management, LP
and Holtzman Opportunity Fund, L.P.
at
$1.60 Net Per Share
by
WJ Acquisition Corp.
an affiliate of
Prentice Capital Management, LP
and
Holtzman Opportunity Fund, L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, MARCH 9, 2006, UNLESS THE OFFER IS EXTENDED.

February 8, 2006

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been engaged by WJ Acquisition Corp., a Delaware corporation (the ‘‘Purchaser’’), and an affiliate of Holtzman Opportunity Fund, L.P., a Nevada limited partnership, and Prentice Capital Management, LP, a Delaware limited partnership (collectively, the ‘‘Investors’’), to act as Information Agent in connection with the Purchaser's offer to purchase all of the shares of common stock, par value $0.001 per share, and the associated preferred stock purchase rights, of Whitehall Jewellers, Inc., a Delaware corporation (‘‘Whitehall’’), that are issued and outstanding (the ‘‘Shares’’) not beneficially owned by the Investors prior to the commencement of the Offer (as defined below), for $1.60 per Share, net to the seller in cash without interest, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase, dated February 8, 2006 (the ‘‘Offer to Purchase’’), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the ‘‘Offer’’) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, together with the Shares beneficially owned by the Investors and their respective affiliates, represents at least a majority of the aggregate voting power of the Shares and the shares of Class B Common Stock, par value $1.00 per share of Whitehall, voting together as a single class, outstanding as of the date such Shares are purchased.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offer to Purchase, dated February 8, 2006;

2.	Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

3.	Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to Continental Stock Transfer & Trust Company (the ‘‘Depositary’’) prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date;

4.	A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6.	Return envelope addressed to the Depositary.

A Solicitation/ Recommendation Statement on Schedule 14D-9 to be filed with the Securities and Exchange Commission by Whitehall will be separately sent to you when it becomes available.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, MARCH 9, 2006, UNLESS THE OFFER IS EXTENDED.

The Board of Directors of Whitehall unanimously (i) determined that the terms of the Offer and the Merger are fair to and in the best interests of Whitehall and its stockholders, (ii) approved the Merger Agreement (as defined in the Offer to Purchase) and the transactions contemplated thereby, including the Offer and the Merger (as defined in the Offer to Purchase), (iii) recommended that the stockholders of Whitehall accept the Offer and tender their Shares pursuant to the Offer and adopt the Merger Agreement.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or manually signed facsimile thereof) properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other required documents.

If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in Section 3 of ‘‘The Tender Offer,’’ ‘‘Procedures for Accepting the Offer and Tendering Shares.’’

The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent (as described in the Offer to Purchase)) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, the Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at the address and telephone number set forth on the back cover page of the Offer to Purchase. Additional copies of the enclosed material may be obtained from the Information Agent, at the address and telephone number set forth on the back cover page of the Offer to Purchase.

Very truly yours,

D.F. King & Co., Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, WHITEHALL, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.